calculation of registration fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$455,000,000.00	$48,685.00

PROSPECTUS	Pricing Supplement Number: 4469
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated October 26, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date/Pricing Effective Time:	October 26, 2006

Settlement Date (Original Issue Date):	October 31, 2006

Maturity Date:	September 15, 2014

Principal Amount:	US$455,000,000.00 (plus accrued interest from and including September 15, 2006 to but excluding October 31, 2006)

Price to Public (Issue Price):	100.708%

Agents Commission:	0.370%

All-in Price:	100.338%

Accrued Interest:	$3,284,847.22

Net Proceeds to Issuer:	US$459,822,747.22

Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate

Index Currency: Coupon:	U.S. Dollars Plus 0.26%

Re-Offer Spread (plus or minus):	Plus 0.15%

Index Maturity:	Three Months

Index Payment Period:	Quarterly

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated October 26, 2006
Registration Statement No. 333-132807

Interest Payment Dates:	Quarterly on each December 15, March 15, June 15 and September 15 of each year, commencing December 15, 2006 and ending on the Maturity Date

Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Call Dates (if any):	N/A

Call Notice Period:	N/A

Put Dates (if any):	N/A

Put Notice Period:	N/A

CUSIP:	36962GK94

ISIN:	US36962GK948

Common Code:	020149493

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Company's issues of US$750,000,000, US$250,000,000, US$100,000,000, US$70,000,000, US$100,000,000, US$50,000,000 and US$250,000,000 Floating Rate Notes due September 15, 2014 as described in the Company's pricing supplements number 4063 dated September 14, 2004 as amended on September 16, 2004, number 4074 dated September 24, 2004, number 4131 dated January 31, 2005, number 4136 dated February 2, 2005, number 4203 dated June 21, 2005, number 4204 dated June 23, 2005 and number 4349 dated May 3, 2006, respectively.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated October 26, 2006
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co., Incorporated (the "Underwriter"), as principal, at 100.708% of the aggregate principal amount less an underwriting discount equal to 0.37% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.